Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction	Percentage Ownership
Epsilor-Electric Fuel Ltd.	Israel	100.0%
Electric Fuel Battery Corporation	Delaware	100.0%
FAAC Incorporated	Michigan	100.0%